Exhibit 10.1

ATTORNEY GENERAL OF THE STATE OF NORTH CAROLINA

CONSUMER PROTECTION DIVISION

IN THE MATTER OF

INVESTIGATION REGARDING APPROVAL AND

CLOSING OF DUKE ENERGY CORPORATION AND

PROGRESS ENERGY, INC. MERGER

SETTLEMENT AGREEMENT

This Agreement is entered into between the State of North Carolina, by and through Attorney General Roy Cooper (the “Attorney General”), and Duke Energy Corporation (Duke).

BACKGROUND

1.             On April 4, 2011, Duke and Progress Energy, Inc. (Progress) filed an application before the North Carolina Utilities Commission (Commission) in Commission Docket Nos. E-2, Sub 998 and E-7, Sub 986 requesting that the Commission approve the merger between the two entities.  On that date, James E. Rogers was President, Chief Executive Officer (CEO), and Chairman of the Duke Board and William D. Johnson was President, CEO, and Chairman of the Progress Board.  In the merger application and in testimony before the Commission by Rogers and Johnson, Duke and Progress represented to the Commission that, effective upon the closing of the merger, Johnson would be the President and CEO of the combined company and Rogers would be the Executive Chairman of the Board of the combined company.  On June 29, 2012, the Commission issued an Order Approving Merger (Merger Order) subject to Regulatory Conditions and Code of Conduct, in the Merger Dockets.  On July 2, 2011, Duke and Progress closed the merger transaction.  On July 3, 2012, Duke announced that, following action taken by the Duke Board on July 2, 2012, Rogers would replace Johnson as President and CEO of Duke.

2.             In July, 2012, the Attorney General initiated an investigation (hereafter, the “Investigation”), pursuant to his authority under N.C. Gen. Stat. 75-9, regarding the decision to replace Johnson with Rogers as President and CEO of Duke.  On July 6, 2012, the Commission issued an Order Initiating Investigation and Scheduling Hearing in Commission Docket No. E-7, Sub 1017.  The Attorney General’s office is also a party to Docket No. E-7, Sub 1017.

3.             Duke and the Attorney General’s office desire to resolve all matters and issues involved in the Attorney General’s Investigation and its participation in Docket No. E-7, Sub 1017 without further litigation and expense and to move forward in a positive manner.  Duke expressly denies that it engaged in any illegalities or improper acts, and this Agreement does not constitute and shall not be construed as an admission or acknowledgement of any illegality or improper acts by Duke.  Acceptance of this Agreement by the Attorney General shall not be construed as or deemed to be an approval of any of Duke’s conduct that was a subject of the Investigation.

4.             On November 29, 2012, Duke entered into a Settlement Agreement (attached hereto as Exhibit 1) with the Staff of the North Carolina Utilities Commission (Commission Staff) and the North Carolina Utilities Commission — Public Staff (Public Staff) in Docket No. E-7, Sub 1017, and those parties are recommending that the Commission approve the terms of that Settlement Agreement in full.

5.             In order to address the Attorney General’s concerns and resolve the issues involved in the Investigation, the Attorney General and Duke enter into the following Agreement:

ASSURANCES BY DUKE

6.             With respect to Docket No. E-7, Sub 1017, the Attorney General will not object to the Settlement Agreement (Exhibit 1) Duke entered into with the Staff of the North Carolina Utilities Commission (Commission Staff) and the North Carolina Utilities Commission — Public Staff (Public Staff).  Except that:  (1) notwithstanding Paragraph II.E of that Settlement Agreement (Exhibit 1), the Attorney General and Duke agree that the Attorney General hereby preserves all his procedural rights to make any arguments or objections in all rate cases filed by Duke after the date of this Agreement, including but not limited to any arguments or objections pertaining to the deferral or levelizing of costs referenced in Paragraph II.E; and (2) with respect to Paragraphs F and H of that Settlement Agreement (Exhibit 1), the Attorney General abstains from any consideration of those provisions.

7.             Duke will comply with all applicable provisions in Chapter 62 and the Commission’s applicable rules and regulations pertaining to the provision of truthful and complete information to the Commission.

8.             The Regulatory Policy and Operations Committee (RPOC) of the Duke Board, or the Chair of such Committee, created pursuant to Paragraph B of the Settlement Agreement (Exhibit 1), will meet with the Attorney General on a periodic basis at his request.

9.             Duke, at no cost to ratepayers, will retain an independent entity to conduct a survey of all of Duke’s North Carolina customers to determine their level of satisfaction with their electric utility service and solicit from them how service could be improved. Within one year of the date of this Agreement, Duke will provide the Attorney General’s office with a report detailing and summarizing the results of that survey, along with any actions Duke plans to take in response to the survey.

10.          Duke, at no cost to ratepayers, will retain an independent entity to conduct a survey of its employees, seeking feedback from such employees regarding merger integration and post-merger operations of the company, and, within two years of the date of this agreement, provide the Attorney General’s office with a report detailing and summarizing the results of that survey, along with any actions Duke plans to take in response to the survey.

11.          Duke will designate a specific point of contact within the company as the liaison with the Attorney General’s office, in order to meet periodically with the Attorney General’s office and facilitate communication of consumer-related information to the office, including, but not limited to, rates, service to consumers, and environmental issues.  The parties will discuss the best way to provide a liaison with the Attorney General’s office and mutually agree to the schedule for doing so and any changes that may be needed in the future.

12.          No later than 60 days from the date of this Agreement, Duke shall pay a total of $250,000.00 to the North Carolina Attorney General’s office for attorneys’ fees and otherwise defraying the costs of the Investigation leading to this Agreement.  Duke shall make this payment via a certified check payable to the “North Carolina Department of Justice.”  The check shall be sent, within the deadline set forth above, to North Carolina Attorney General, c/o Kevin Anderson, Senior Deputy Attorney General, Consumer Protection Division, 114 West Edenton Street, Raleigh, North Carolina, 27602.

13.          Duke will not seek to include or charge any of the attorneys’ fees or other costs or expenses it incurred as a result of this Investigation to North Carolina’s ratepayers.

OTHER PROVISIONS

14.          In light of Duke’s assurances contained herein, and upon execution of this Agreement, the Attorney General’s office will discontinue further activity in this Investigation against Duke and any individuals acting on behalf of Duke.

15.          The Attorney General and Duke stipulate that this Agreement constitutes the entire agreement between the parties and that it shall not be amended or modified other than in writing signed by both parties. If any provision herein is found to be legally insufficient or unenforceable by a court of law, the remaining provisions shall continue in full force and effect.  By entering into this Agreement, neither party waives any positions or defenses it might have in future dockets or proceedings before the Commission or in any other lawful tribunal, and this Agreement is not to be viewed as precedent in any future proceedings before the Commission or any other lawful tribunal.

16.          The parties agree and stipulate that the Courts of the State of North Carolina have subject matter jurisdiction to enforce this Agreement.

17.          Nothing in this Agreement shall be construed as relieving Duke of the obligation to comply with all otherwise applicable state or federal laws, regulations or rules, or relieving Duke from any existing or future liability under applicable laws.

18.          This Agreement may be executed in counterparts, and a facsimile or PDF signature shall be deemed to be, and shall have the same force and effect as, an original signature.

THE UNDERSIGNED, WHO HAVE THE AUTHORITY TO CONSENT AND SIGN ON BEHALF OF THE PARTIES IN THIS ACTION, HEREBY CONSENT TO THE FORM AND CONTENTS OF THE FOREGOING SETTLEMENT AGREEMENT.

Signed this the 3rd day of December, 2012.

Duke Energy Corporation

By:	/s/ Catherine S. Stempien

Catherine S. Stempien

Vice President, State and Federal Legal Support

Roy Cooper, Attorney General of North Carolina

/s/ Kevin Anderson

Kevin Anderson

Senior Deputy Attorney General